Exhibit 10.5
MUTUAL SEPARATION AGREEMENT
This sets forth the terms of agreement on which Ellis Yan (“Yan”) will separate from his executive positions and employment at TCP International Holdings Ltd. (“TCPI”) and its subsidiaries and affiliates (the “Company”). The Company and Yan agree that an orderly transition is in the best interest of the Company and its shareholders. The Company and Yan, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows.
1.Yan and the Company mutually agree that, by signing this Agreement and without any further action, Yan hereby separates his employment with the Company on June 30, 2015 (the “Separation Date”). In this connection, Yan hereby agrees not to renew his employment agreement dated as of July 1, 2012 and having an expiration date of June 30, 2015 (“Employment Agreement”), notice of which is hereby delivered by Yan to the Company pursuant to Section 2 thereof. The Employment Agreement will terminate as of the Separation Date. From the date of this Agreement until the Separation Date, Yan shall not, without the explicit and express approval of the Company’s board of directors in the particular circumstances, undertake or cause any promotions of employees or any other personnel changes or movements within the Company, or enter into any material agreements that create commitments on the part of the Company.
2.Upon the Separation Date, Yan will no longer be an executive, an officer or an employee of TCPI or any of TCPI’s subsidiaries or affiliates, or a director of any of TCPI’s subsidiaries or affiliates and will resign from all such positions (except that a resignation from the office of CEO is not required in the case of non-renewal). Yan will, however, remain a director and chairman of the board of TCPI.
3.Yan will vacate his office at Company headquarters and other Company facilities no later than the Separation Date, and thereafter will not have an office or other assigned space at any Company facility. As of the Separation Date, (i) Yan will no longer be an authorized signatory on any Company bank account and the Company will cancel any accounts in Yan’s name to the extent paid for or reimbursed by the Company, including but not limited to accounts for credit cards, cell phones, charge cards, computer and similar accounts, and (ii) for the period of time he is neither CEO nor otherwise actively employed by the Company, Yan will not engage in contact or communications with employees, customers and business relationships of the Company and its affiliates in any matters concerning, and that interferes with, the business or affairs of the Company, unless (a) requested by the executive then serving as CEO of TCPI or the board of TCPI, or (b) upon explicit advice of counsel that, in the particular circumstance, the contact or communication is necessary in the discharge of his fiduciary obligation as a director. Any communications from anyone other than a Company employee to Yan requiring substantive attention by the Company, in Yan’s reasonable judgment, will be directed by Yan to the applicable officer of the Company.

4.    Yan will receive as separation benefits, the payments and associated benefits equivalent to those set forth in paragraph 8(a) of his Employment Agreement as if he had been terminated without cause, at the times set forth therein, in lieu of those that may otherwise be applicable thereunder, as well as title to the automobile currently provided to Yan pursuant to paragraph 3(f) thereof, and, for a period of three years from the Separation Date, the on-call services of a personal physician for Yan and his family at an amount not to exceed $6,000 on an annual basis, the right to retain certain communication equipment and cell phone numbers (provided, that the Company shall not be required to pay for services thereon) (together, the “Separation Benefits”), in each case conditioned on Yan’s execution, delivery and non-revocation (and the expiration of any period of revocation) of a fully enforceable release in the form attached hereto as Exhibit A within thirty (30) days of the Separation Date. As a further condition of, and in consideration for, and for so long as he is receiving the Separation Benefits, and in order to permit and enable in the interest of the Company and its shareholders a seamless transition from Yan to his successor, Yan agrees, if and as requested by the Company, to assist TCPI with the matters requested, at reasonable times and upon reasonable notice, in the discretion and under the oversight of the executive then serving as CEO of TCPI, including but not limited to matters respecting customers/sales and product development (“Transition Assistance”). Yan will not receive separate or additional compensation for the Transition Assistance beyond the amounts referenced herein, but Yan will be reimbursed for reasonable out of pocket expenses incurred in discharging Transition Assistance services requested by the Company.
5.    Yan retains the rights and obligations under his indemnification agreement dated July 1, 2014, and in that connection, TCPI further consents to Yan’s retention of the Kaufman and Benesch firms for handling matters on his behalf within the coverage and pursuant to the terms of the indemnification agreement, at their current respective standard rates notwithstanding any insurance company approved rates, including the matters set forth on Exhibit B hereto and any additional litigation or investigation that may be instituted that arises out of the same or related circumstances and in which Yan is named as a party or a witness or threatened to be made a party or a witness.
6.    For a period of time up to and including June 30, 2016, Yan will not seek to regain the CEO position or a position of active employment with the Company; it being understood that Yan may serve as a director of the Company and Chairman of its board of directors.
7.    Any announcement of these matters will be coordinated between TCPI and Yan and will be subject to the reasonable approval of both parties. Such announcement will acknowledge Yan’s accomplishments in building the company.
8.    The parties hereto agree to execute all additional documentation and to take all further actions necessary to effectuate the foregoing.
9.    It is the intent of the parties that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 ("Section 409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A (i.e., any payments due on or before March 15, 2016) shall not be treated as deferred compensation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Yan under paragraph 4 above shall be paid to Yan on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement or in-kind benefits provided to Yan during any one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no warranties or representations whatsoever to Yan regarding the tax consequences of the Separation Benefits provided hereunder. Yan will be solely responsible for any taxes, which may be withheld by the Company as appropriate, in respect of the Separation Benefits.
10.    Section 5(b) of the Employment Agreement shall not apply to any of the matters set forth on Exhibit B hereto and any additional litigation or investigation that may be instituted that arises out of the same or related circumstances, and Section 6(a) of the Employment Agreement shall not prohibit Yan from using Confidential Information (as defined in the Employment Agreement) therein, provided that Yan obtains protective orders that protect any such Confidential Information from being disclosed outside said litigation.
11.    This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio.

Accepted and agreed:

TCP International Holdings Ltd.
/s/ Ellis Yan Ellis Yan Dated: 4/15/15	By:/s/ Brian Catlett Brian Catlett Dated: 4/15/15

Technical Consumer Products, Inc.
By: /s/ Brian Catlett Brian Catlett Dated: 4/15/15

Exhibit A
RELEASE
I, Ellis Yan, in consideration of and as a precondition to the agreement by TCP International Holdings Ltd (“TCPI”) to provide separation benefits in accordance with the Mutual Separation Agreement, dated April __, 2015 (the “Mutual Separation Agreement”), between myself and TCPI, for and on behalf of myself, my agents, heirs, executors, administrators and assigns, do hereby release and forever discharge TCPI and all of its direct and indirect parents, affiliates, subsidiaries, divisions, successors and assigns, past and present, and each of them, as well as each of their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys and joint venturers, and each of them, which release shall expressly exclude Laura Hauser (the “Released Parties”), from any and all claims and liability of any nature whatsoever which are based upon acts or events that occurred on or before the date on which I sign this Release, including, without limitation, any and all claims arising under any federal, state or local employment laws or anti-discrimination statutes, which include, but are not limited to, Title VII of the Civil Rights Acts of 1964 (42 U.S.C. § 2000e), the Age Discrimination In Employment Act (29 U.S.C. §§ 621, et seq.) and the Americans With Disabilities Act (42 U.S.C. §§ 12101, et seq.). The phrase “any and all claims” will be interpreted liberally to preclude any further disputes, litigation, or controversies between me and any of the Released Parties based upon events that occurred on or before the effective date of this Release. The phrase does not cover such disputes based upon (x) events occurring after the effective date of this Release or (y) obligations of TCPI under the Mutual Separation Agreement. Notwithstanding the foregoing, I do not release, but instead retain the right to assert, responsive claims, crossclaims or counterclaims against TCPI if and to the extent TCPI asserts, or against a Released Party if and to the extent that particular Released Party asserts, a claim, counterclaim, crossclaim or third party claim against me in any of the matters that are encompassed within the terms of paragraph 5 of the Mutual Separation Agreement. Further, I expressly retain the rights to assert claims and counterclaims against Laura Hauser.
I understand I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release.
I have been advised in writing to consult with an attorney prior to signing this Release. I understand that I may revoke this Release at any time on or before the date which is seven calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be enforceable upon the expiration of the seven-day revocation period. I acknowledge that I am not entitled to receive the separation benefits referenced above absent execution of this Release, and that the separation benefits are valuable consideration in exchange for my waiver of rights and claims in this Release.
I have read this Release, understand all of its terms, and hereby execute it voluntarily and with full knowledge of its significance.

/s/ Ellis Yan
Ellis Yan
Date: 4/15/15

Exhibit B

Letter from Andrew Kabat to George Strickler, Eric Peterson, Ellis Yan and Steve Willensky re: Laura Hauser, dated February 5, 2015
Laura Hauser v. Technical Consumer Products, Inc., et al., No. CV 15 841097 (Ohio Common Pleas, filed February 26, 2015)

Santokh Sohal, et al. v. Ellis Yan, et al., No. 1:15-cv-00393 (N.D. Ohio, filed March 2, 2015)

Tim Williams v. Ellis Yan, et al., No. 1:15-cv-00398 (N.D. Ohio, filed March 2, 2015)

Daniel V. Leach, et al. v. TCP International Holdings Ltd., et al., No. 15-cv-01631 (S.D.N.Y., filed March 5, 2015)

Laura Hauser v. Technical Consumer Products, Inc., et al., No. 5-1680-15-059 (U.S. Dept. of Labor, OSHA, as amended approximately March 16, 2015)

George Boutsikakis v. TCP International Holdings Ltd., et al., No. CV15843053 (Ohio Common Pleas, filed March 27, 2015)